Exhibit 107
Calculation of Filing Fee Table
Form S-3
(Form Type)
ALLY FINANCIAL INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	6.646% Fixed-Rate Reset Subordinated Notes due 2040	457(r)	$500,000,000	100.000%	$500,000,000	.00015310	$76,550.00

	Total Offering Amounts							$76,550.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$76,550.00
Offering Note
(1) Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.